Exhibit 99

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N–2 of our report dated March 27, 2003, relating to the financial statements and financial highlights which appear in the January 31, 2003 Financial Statements of Aetos Capital Mutli-Strategy Arbitrage Fund, LLC, Aetos Capital Distressed Investment Strategies Fund, LLC, Aetos Capital Long/Short Strategies Fund, LLC and Aetos Capital Market Neutral Strategies Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Accountants and Legal Counsel” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS

New York, New York

May 27, 2003